Exhibit 99.1

NAPCO Announces Third Quarter Fiscal 2022 Results

-3rd Quarter Sales Increase 27% to a Record $35.9 Million-

-3rd Quarter Recurring Service Revenues Increase 35% to $12.0 Million With Gross Margins of 87%-

-Net Income of $2.9M and Adjusted EBITDA* of $5.2 Million for the Quarter Impacted by Supply Chain Disruptions-

AMITYVILLE, N.Y., May 9, 2022 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, today announced financial results for its third quarter of fiscal 2022.

Financial Highlights:

●	Net sales for the quarter increased 27% to a quarterly record of $35.9 million as compared to $28.2 million for the same period last year.
●	Recurring service revenue ("RSR") for the quarter increased 35% to $12.0 million as compared to $8.9 million for the same period last year. Recurring service revenue now has a prospective annual run rate of $49.9 million based on April 2022 recurring revenues.
●	Gross margin for recurring service revenue for the quarter was 87% as compared to 86% for the same period last year.
●	Net income for the quarter was $2.9M as compared to $4.4 million for the same period a year ago, a 34% decrease. This decrease was primarily due to increased costs resulting from supply chain disruptions.
●	Earnings per share (diluted) for the quarter was $0.08 as compared to $0.12 for the same period a year ago.
●	Adjusted EBITDA* for the quarter was $5.2 million as compared to $5.5 million for the same period a year ago, a 5% decrease.
●	Adjusted EBITDA* per share (diluted) for the quarter was $0.14 as compared to $0.15 for the same period a year ago.
●	Cash, cash equivalents and marketable securities were $47.4 million at March 31, 2022, an 18% increase as compared to $40.2 million at June 30, 2021. The Company had no debt as of March 31, 2022.
●	Cash Provided by Operating Activities for the nine months was $8.4 million as compared to $16.4 million for the same period last year. This decrease was primarily due to Inventories increasing by $11.3 million as compared to a decrease of $5.7 million in the same period a year ago.
●	The Company will likely delay filing its Form 10-Q for up to five business days as it re-evaluates its inventory reserves including methodology, for the fiscal years end 2019, 2020 and 2021. The Company does not believe that such re-evaluation will have a material effect on the announced results of operations for the three and nine months ended March 31,2022, or to the consolidated balance sheet as of March 31, 2022. Any potential modifications to the Company's consolidated financial statements as a result of this re-evaluation for the fiscal years ended 2019, 2020 and 2021 is not expected to result in a material change to the reported consolidated results of operations for the years then ended.

Richard Soloway, Chairman and President, commented, "Our third quarter of fiscal 2022 generated strong revenue growth, with the highest sales for any quarter in the Company's history of $35.9 million, representing a 27% increase over last year. Both equipment revenue (up 23%) and recurring service revenue (up 35%) contributed to this sales growth. This was the sixth consecutive quarter of year-over-year sales growth. Our recurring service revenues now have a prospective annual run rate of approximately $50 million based on April 2022 recurring service revenues. Gross margin for recurring service revenue was 87% for the quarter, which compared to 86% for the same period last year. I was very pleased to see our gross margins on hardware increase to 17%, more than double last quarter's hardware margin of 8%. Clearly the hardware margins continue to be affected by the ongoing impact of supply chain constraints. However, our strategy to temporarily sacrifice hardware gross margin by purchasing components at higher prices so that we can continue to manufacture radios, which lead to continued high margin recurring revenue for each radio installed and operating, is working. Radio sales and activations continue to be strong. This along with certain strategic price increases and continued strong revenue, have allowed us to expand our overall gross margin vs. last quarter and beat street consensus estimates for Q3 on Revenue, EPS, Net Income and Adjusted EBITDA. In addition, our overall gross profit increased 27% to $14.6 million as compared to last quarter ($11.4 million) and 13% compared to last year's Q3 ($12.9 million).

Electronic component suppliers are in the process of ramping up their capacity. Once this occurs, part prices will become more normalized and as that happens, we should see a gross margin increase from lower component costs and year after year continuous 80%+ gross margins from the recurring revenue generated from all of the radios our dealers installed during the supply chain constraint period.

Our commercial radio and fire alarm business, and the RSR associated with each, continues to significantly increase as commercial buildings must be kept secure. Additionally, the commercial fire alarm business is a mandated, non-discretionary business which means, in order to receive a certificate of occupancy for a building, a fire alarm system is mandatory and must always function in compliance with fire codes. Because of the essential nature and high profitability of this sector, the commercial fire alarm business continues to be one of the key areas on which we focus our resources.

Despite the solid sales growth in Q3, our ability to fully meet the strong demand for our products continues to be constrained by the ongoing supply chain challenges, electronic component shortages and logistics delays. NAPCO's delivery performance has been excellent during these very difficult times. However, these aforementioned constraints have slowed the pace of revenue realization and have led to historically high backlog levels which may continue throughout calendar 2022, particularly for electronic products. The strong sales performance during Q3 was accomplished, in part, because NAPCO continues to remain focused on aggressively managing these logistical challenges to ensure that we remain well positioned to meet the needs of our customers. We continue to manage these issues by re-engineering products, developing alternative and lower cost supply sources and delivery methods and continuing to work closely with our customers and suppliers to navigate through these extraordinary times.

Our balance sheet continues to be very strong, with cash and cash equivalents and marketable securities of $47.4 million and no debt at March 31, 2022. We also continue to leverage our strong balance sheet by purchasing difficult to get electronic components which while resulting in a significant inventory increase, has also led to continued strong sales growth. This reflects management's strategic decision to continue to invest resources in maximizing the production and sales of its cellular radios, which results in the highly profitable and continuous recurring revenue.

With school security a paramount concern to many municipalities, our fully integrated technologies for the school security market continues to remain a top priority for NAPCO, given the healthy margins those products typically generate. During the COVID-19 pandemic, we experienced postponements of planned security upgrades in the school security market but did not suffer a significant number of cancellations. With schools now once again open, we have started to see an uptick in activity in this sector. In the Q2 earnings release , we announced that we had just received an order from one of the largest school districts in the nation for NAPCO's Marks division Survivor Series locks which will be used in the schools across that district. This order was completed during the quarter ended March 31, 2022. These cylindrical locksets are designed to allow the teacher to lock the classroom from the inside, which not only prevents potential intruders from entering, but also allows the teacher and students to stay safe in the classroom instead of having to either barricade chairs against the door or wander into the hallway looking for someone with a key to lock the door from the outside.

In addition, we are now pleased to announce that our products have been selected for use in a school security project at another very large school district in the United States, with a student enrollment in excess of 300,000. This project, which is not reflected in our Q3 sales numbers, includes the upgrade of the current security systems in over 750 school district buildings, to the NAPCO Gemini X255 control panels, providing excellent protection for students and faculty. The upgrade includes replacing the existing telephone line-based communications with a NAPCO ultra-high speed IP communication system, providing near instantaneous communication of events to the security office which allows for faster response to emergencies. NAPCO continues to be a leader in school security products and solutions.

Mr. Soloway concluded, "As we enter into our fourth quarter, historically our strongest in terms of hardware sales, we remain confident in our ability to continue to navigate through this difficult economic environment and continue to deliver strong growth in both equipment and recurring revenue. The demand for our products and services continues to be very strong. We are confident that our seasoned management team has the experience and methods from previous supply chain shortages, such as multiple micro-chip famines, to deal with the volatility associated with shortages of electronic components, increased shipping costs and raw material price inflation, including a series of flexible and accelerated production measures to match our customers’ needs. School security jobs are returning, and recurring service revenue remains strong. Our fundamental strategy continues to be to provide seamless security solutions for our customers and to continue to grow recurring revenue, now at a $50 million run rate, with both existing products as well as new ones, such as the unique to the industry Air Access products, which should generate a new stream of recurring revenue from the locking and access control segments of our business. Now, all segments of our business will be in position to generate recurring revenue. We continue to remain focused on delivering significant value to our shareholders by generating strong revenue growth as well as increased profitability for the balance of fiscal 2022 and beyond."

Financial Results

Net sales for the quarter increased 27% to a quarterly record of $35.9 million, as compared to $28.2 million for the same period one year ago. Net sales for the nine months ended March 31, 2022 increased 28% to $100.4 million as compared to $78.6 million for the same period a year ago. Research and development costs for the quarter increased 5% to $2.0 million or 6% of sales as compared to $1.9 million or 7% of sales for the same quarter a year ago. Research and development costs for the nine months ended March 31, 2022 increased 4% to $5.9 million or 6% of sales as compared to $5.7 million or 7% of sales for the same period last year. Selling, general and administrative expenses for the quarter increased 40% to $8.4 million or 23% of net sales, as compared to $6.0 million, or 21% of sales for the same period last year. Selling, general and administrative expenses for the nine months ended March 31, 2022 increased 33% to $24.0 million or 24% of net sales as compared to $18.0 million or 23% of net sales for the same period last year. The increase in selling, general and administrative expenses was due primarily to increased sales incentive compensation relating to the increase in net sales, as well as an increase in legal and tradeshow expenses.

Operating income for the quarter was $4.1 million as compared to $5.0 million for the same period last year, an 18% decrease. Operating income for the nine months ended March 31, 2022 was $9.6 million as compared to $11.4 million for the same period last year, a 16% decrease. Net income for the quarter was $2.9 million or $0.08 per diluted share as compared to $4.4 million or $0.12 per diluted share for the same period last year, a 34% decrease. Net income for the nine months ended March 31, 2022 increased 18% to $11.7 million or $0.32 per diluted share as compared to $9.9 million or $0.27 per diluted share in the same period last year. Both operating income and net income for the quarter were impacted by supply chain disruptions which affected hardware gross margins as well as the aforementioned increase in selling, general and administrative expenses.

Adjusted EBITDA* for the quarter was $5.2, million, or $0.14 per diluted share, as compared to $5.5 million, or $0.15 per diluted share for the same period last year, a 5% decrease. Adjusted EBITDA for the nine months ended March 31, 2022 increased 1% to $13 million or $0.35 per diluted share as compared to $12.9 million or $0.35 per diluted share in the same period last year.

Net income and earnings per share for the nine months ended March 31, 2022 all reflected Other income of $3.9 million which resulted from extinguishment of debt during the quarter ended September 30, 2021. Without such benefit, net income and earnings per share would have been $7.8 million and $0.21, respectively.

Balance Sheet Summary

At March 31, 2022, the Company had $47.4 million in cash, cash equivalents and marketable securities as compared to $40.2 million as of June 30, 2021. Working capital (defined as current assets less current liabilities) was $87.1 million at March 31, 2022 as compared with working capital of $75.8 million at June 30, 2021. Current ratio (defined as current assets divided by current liabilities) was 4.8:1 at March 31, 2022, and 4.8:1 at June 30, 2021.

Conference Call Information

Management will conduct a conference call at 11 a.m. ET today, May 9 ,2022. Interested parties may participate in the call by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, about 5-10 minutes prior to the start time of 11 a.m. ET. The conference call will also be available on replay starting at 2 p.m. ET on May 9, 2022 and ending on May 16, 2022 at 11:59 p.m. ET. For the replay, please dial 1-844-512-2921 domestically, or 1-412-317-6671 for international callers, and use the replay access code 13729822. In addition, the call will be webcast and will be available on the Company's website at www.napcosecurity.com.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Safe Harbor Statement

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward-looking statements include, but are not limited to, statements relating to the impact of COVID-19 pandemic; the growth of recurring service revenue and annual run rate; the introduction of new access control and locking products; the opportunities for fire alarm products; and our ability to execute our business strategies. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those risk factors set forth in the Company's filings with the Securities and Exchange Commission, such as our annual report on Form 10-K and quarterly reports on Form 10-Q. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and the Company undertakes no duty to update such information, except as required under applicable law.

*Non-GAAP Financial Measures

Certain non-GAAP measures are included in this press release, including non-GAAP operating income and Adjusted EBITDA. We define Adjusted EBITDA as GAAP net income plus income tax expense, net interest expense, non-cash stock-based expense and depreciation and amortization expense. Non-GAAP operating income does not include amortization of intangibles or stock-based compensation expense. These non-GAAP measures are provided to enhance the user's overall understanding of our financial performance. By excluding these charges our non-GAAP results provide information to management and investors that is useful in assessing NAPCO's core operating performance and in comparing our results of operations on a consistent basis from period to period. Our use of non-GAAP financial measures has certain limitations in that such non-GAAP financial measures may not be directly comparable to those reported by other companies. For example, the terms used in this press release, such as Adjusted EBITDA, do not have a standardized meaning. Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of our performance in relation to other companies. The presentation of this information is not meant to be a substitute for the corresponding financial measures prepared in accordance with generally accepted accounting principles. Investors are encouraged to review the reconciliation of GAAP to non-GAAP financial measures set forth above.

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022
	(unaudited)	June 30, 2021

	(in thousands, except share data)
CURRENT ASSETS
Cash and cash equivalents	$42,127	$34,806
Marketable securities	5,245	5,413
Accounts receivable, net of allowance for doubtful accounts of $226 at both March 31, 2022 and June 30, 2021	24,209	28,081
Inventories, net	35,421	25,278
Prepaid expenses and other current assets	2,726	2,408
Total Current Assets	109,728	95,986
Inventories - non-current, net	7,524	7,164
Property, plant and equipment, net	7,997	7,836
Intangible assets, net	4,398	4,691
Operating lease asset	7,356	7,373
Other assets	370	243
TOTAL ASSETS	$137,373	$123,293

CURRENT LIABILITIES
Accounts payable	$9,935	$6,095
Accrued expenses	8,223	6,582
Accrued salaries and wages	3,261	3,478
Current portion of long-term debt	—	2,386
Accrued income taxes	1,246	1,635
Total Current Liabilities	22,665	20,176
Long term debt, net of current portion	—	1,518
Deferred income taxes	256	347
Accrued income taxes	940	925
Long term operating lease liabilities	7,073	7,090
TOTAL LIABILITIES	30,934	30,056
COMMITMENTS AND CONTINGENCIES (Note 13)
STOCKHOLDERS’ EQUITY
Common Stock, par value $0.01 per share; 100,000,000 shares authorized as of March 31, 2022 (Note 10) and 80,000,000 shares authorized as of June 30, 2021; 39,627,255 and 39,595,883 shares issued; and 36,733,540 and 36,702,168 shares outstanding, respectively	396	396
Additional paid-in capital	19,735	18,201
Retained earnings	105,829	94,161
Less: Treasury Stock, at cost (2,893,715 shares)	(19,521)	(19,521)
TOTAL STOCKHOLDERS’ EQUITY	106,439	93,237
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$137,373	$123,293

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three Months ended March 31,
	2022	2021

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$23,873	$19,335
Service revenues	12,032	8,893
	35,905	28,228
Cost of sales:
Equipment related expenses	19,809	14,074
Service-related expenses	1,538	1,244
	21,347	15,318

Gross Profit	14,558	12,910

Operating expenses:
Research and development	2,009	1,902
Selling, general, and administrative expenses	8,442	5,980
Total Operating Expenses	10,451	7,882

Operating Income	4,107	5,028

Other (expense) income:
Interest and other income (expense), net	(177)	(44)
Income before Provision for Income Taxes	3,930	4,984
Provision for Income Taxes	1,051	624
Net Income	$2,879	$4,360

Income per share:
Basic	$0.08	$0.12
Diluted	$0.08	$0.12

Weighted average number of shares outstanding:
Basic	36,743,000	36,697,000
Diluted	36,879,000	36,823,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Nine Months Ended March 31,
	2022	2021

	(in thousands, except for share and per share data)
Net sales:
Equipment revenues	$67,080	$54,249
Service revenues	33,284	24,357
	100,364	78,606
Cost of sales:
Equipment related expenses	56,552	39,980
Service-related expenses	4,355	3,621
	60,907	43,601

Gross Profit	39,457	35,005

Operating expenses:
Research and development	5,918	5,675
Selling, general, and administrative expenses	23,983	17,979
Total Operating Expenses	29,901	23,654

Operating Income	9,556	11,351

Other (expense) income:
Interest and other income (expense), net	(102)	(53)
Gain on extinguishment of debt	3,904	—
Income before Provision for Income Taxes	13,358	11,298
Provision for Income Taxes	1,690	1,422
Net Income	$11,668	$9,876

Income per share:
Basic	$0.32	$0.27
Diluted	$0.32	$0.27

Weighted average number of shares outstanding:
Basic	36,723,000	36,696,000
Diluted	36,873,000	36,804,000

NAPCO SECURITY TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months ended March 31,
	2022	2021

	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$11,668	$9,876
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,320	1,267
Unrealized loss on marketable securities	226	42
(Recovery of) provision for doubtful accounts	—	(130)
Change to inventory reserve	806	—
Deferred income taxes	(91)	55
Stock based compensation expense	1,379	272
Gain on extinguishment of debt	(3,904)	—
Changes in operating assets and liabilities:
Accounts receivable	3,872	707
Inventories	(11,309)	5,749
Prepaid expenses and other current assets	(318)	165
Other assets	(127)	—
Accounts payable, accrued expenses, accrued salaries and wages, accrued income taxes	4,891	(1,572)
Net Cash Provided by Operating Activities	8,413	16,431
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant, and equipment	(1,189)	(566)
Purchases of marketable securities	(58)	(5,403)
Net Cash Used in Investing Activities	(1,247)	(5,969)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock option exercises	155	—
Net Cash Provided by Financing Activities	155	—

Net increase in Cash and Cash Equivalents	7,321	10,462
CASH AND CASH EQUIVALENTS - Beginning	34,806	18,248
CASH AND CASH EQUIVALENTS - Ending	$42,127	$28,710
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$12	$14
Income taxes paid	$2,154	$1,847

NAPCO SECURITY TECHNOLOGIES, INC.
NON-GAAP MEASURES OF PERFORMANCE* (Unaudited)
(in thousands, except share and per share data)
	3 months ended March 31,		9 months ended March 31,
	2022	2021	2022	2021
Net income (GAAP)	$ 2,879	$ 4,360	$ 11,668	$ 9,876
Add back provision for income taxes	1,051	624	1,690	1,422
Add back other (income) expense	177	44	(3,803)	53
Operating Income (GAAP)	4,107	5,028	9,555	11,351
Adjustments for non-GAAP measures of performance:
Add back amortization of acquisition-related intangibles	97	106	293	319
Add back stock-based compensation expense	35	83	1,379	272
Add back non-recurring legal expenses	641	-	791	-
Adjusted non-GAAP operating income	4,880	5,217	12,018	11,942
Add back depreciation and other amortization	339	306	1,027	948
Adjusted EBITDA* (earnings before interest, taxes, depreciation and amortization)	5,219	$ 5,523	$ 13,045	$ 12,890

Adjusted EBITDA* per Diluted Share	$ 0.14	$ 0.15	$ 0.35	$ 0.35
Weighted average number of Diluted Shares outstanding	36,879,000	36,823,000	36,873,000	36,804,000

Contacts:

Patrick McKillop

Director of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

pmckillop@napcosecurity.com